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                     February 1, 2023

       Bruce Lewis
       Controller
       Biglari Holdings Inc.
       19100 Ridgewood Parkway, Suite 1200
       San Antonio, Texas 78259

                                                        Re: Biglari Holdings
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            Form 10-Q for
Fiscal Quarter Ended September 30, 2022
                                                            Filed November 4,
2022
                                                            File No. 001-38477

       Dear Bruce Lewis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services